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                                                                    Exhibit 99.1

             Genesee & Wyoming to Acquire Emons Transportation Group

    GREENWICH, Conn., Dec. 3, 2001 /PRNewswire/ -- Genesee & Wyoming Inc. (GWI) (Nasdaq: GNWR) announced today that it has signed an agreement to acquire Emons Transportation Group, Inc. (Emons) (Nasdaq: EMON) for $18.5 million in cash and the assumption by GWI of approximately $10.9 million of debt, net of cash. The cash payment is to purchase the outstanding shares of Emons at $2.50 per share and GWI will fund the acquisition under its revolving credit facility. The acquisition will be accomplished by a merger of a newly formed subsidiary of GWI with Emons.

    Emons is a short line railroad holding company with operations in Maine, New Hampshire, Vermont, Quebec, and Pennsylvania. Emons' principal subsidiaries, the St. Lawrence and Atlantic Railroad Company (SLR) and the St.Lawrence and Atlantic Railroad (Quebec) Inc. (SLQ), operate over 260 miles of track that runs from Portland, Maine to Ste. Rosalie, Quebec, where the SLQ interchanges with the Canadian National Railway Company (NYSE: CNI). Primary traffic for SLR and SLQ includes pulp and paper, chemicals, forest products and intermodal. SLR and SLQ also transport overhead traffic between Guilford Rail System and CNI. Emons operates a 35-acre intermodal terminal in Auburn, Maine that is served by the SLR. In coordination with CNI, SLR offers intermodal rail service to shippers in New England and Canada and provides shippers with access to international markets through five deep-water ports served by CNI.

    Pennsylvania operations include the York Railway Company (YRC), which operates over 40 miles of track, and Penn Eastern Rail Lines (PRL), which also operates over 40 miles of track. YRC connects with Norfolk Southern Corporation (NYSE: NSC), CSX Corp. (NYSE: CSX) and Canadian Pacific Limited (NYSE: CP) and also serves Emons' logistics operation, located in York, Pennsylvania, that provides cross-dock, warehousing and bulk transload services. PRL connects with NSC.

    For the twelve months ended June 30, 2001, Emons reported $25.4 million in operating revenue, $5.7 million in EBITDA and $3.7 million of operating income. For the three months ended September 30, 2001, Emons reported $5.8 million in operating revenue, $1.1 million in EBITDA and $0.6 million of operating income. Total assets as of September 30, 2001 were $36.1 million and debt outstanding was $12.6 million including approximately $2.6 million of long-term low-interest rate loans from various public entities. In the quarter ended September 30, 2001, a significant customer of SLR, Pulp & Paper of America (PPA), filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. PPA accounted for approximately 9% of Emons fiscal 2001 revenues of $25.4 million, or approximately $2.3 million. PPA's revenue contribution in the quarter ended September 30, 2001 was not material.

    In the first year of operation, GWI expects to reduce Emons' operating expenses by approximately $1.0 million primarily by absorbing its costs related to being a public company as well as other administrative functions. GWI also believes that additional operational savings will be achieved by coordinating SLR's and SLQ's operations with GWI's existing rail operations in the Province of Quebec. GWI projects that the Emons acquisition will be accretive to its earnings per share.

    The Boards of Directors of both GWI and Emons have approved the merger and certain directors of Emons have signed a voting agreement with GWI in which they agree to vote their shares in favor of the proposed merger. The merger is subject to approval by Emons' stockholders, regulatory and other

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consents, and other customary closing conditions. The merger is expected to be completed in the first quarter of 2002.

    Mortimer B. Fuller III, Chairman and CEO of GWI commented, "Emons has been well managed and has demonstrated an ability to increase its revenue and establish new services. We hope to continue those successes and enhance Emons' profitability through its integration with GWI. We also believe that the acquisition of Emons will lead to opportunities to enhance our operations in Quebec and Pennsylvania. For Emons stockholders, the purchase provides a 63% premium to Emons' closing price as of November 30, 2001. For GWI stockholders, we believe that the acquisition of Emons provides a solidly profitable business with quality employees and good potential for improved earnings."

    Robert Grossman, Chairman, President and CEO of Emons commented, "I am pleased that a company with the track record and reputation of GWI has made this offer to purchase Emons." Mr. Grossman added, "Our management has worked hard over the last several years to increase revenues and improve the profitability of the company. I am proud of our accomplishments and look forward to GWI building on those accomplishments."

    GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. The Company operates in five countries on three continents over more than 7,700 miles of owned and leased track. It also operates over an additional 2,700 miles under track access arrangements.

    This press release contains forward-looking statements regarding the proposed transaction, future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. GWI refers you to the documents that Genesee & Wyoming Inc. and Emons Transportation Group, Inc. file from time to time with the Securities and Exchange Commission, such as GWI's and Emons' Forms 10-Q and 10-K and the proxy statement to be filed by Emons in connection with the transaction, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.